GUARANTEE



THE UNDERSIGNED:

1. DEPA HOLDING B.V., a limited liability company duly organized under the laws of The Netherlands, having its principal place of business at Koningsweg 7 in (6816 TA) Arnhem, hereinafter referred to as "HOLDING CO.",

2. IMPCO TECHNOLOGIES, INC., a company incorporated under the laws of the state of Delaware, United States of America, having its principal place of business at 16804 Gridley Place, Cerritos, California, the United States of America, hereinafter referred to as "IMPCO", and

3. AIRSENSORS, INC., a company incorporated under the laws of Delaware, having its principal place of business at 16804 Gridley Place, Cerritos, California, United States of America, 90703, hereinafter referred to as "AIRSENSORS"

WHEREAS

1. By agreement of even date, Holding Co. has provided a Loan to Media-HOLLAND of 4,250,000.00 NLG (i.w. four million two hundred fifty thousand Dutch guilders), hereinafter to be referred to respectively as the "LOAN AGREEMENT", "BORROWER" and the "LOAN".

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2.      The Loan Agreement is conditional, among others, upon the execution of this Guarantee.

HEREBY DECLARE TO HAVE AGREED AS FOLLOWS

ARTICLE 1 - DEFINITIONS
1. All capitalised terms shall have the same meaning as these terms have in the Loan Agreement unless explicitly indicated difficulty.

ARTICLE 2 - THE GUARANTEE
1. AirSensors hereby declares to bind itself as surety to and in favour of Holding Co. by way of security for the true and proper discharge by Borrower of whatever Borrower may be found to be indebted to Holding Co, by virtue of a final and conclusive judgement (IN KRACHT VAN GEWIJSDE GEGANE BESLISSING) rendered against the Borrower by a competent court of law or arbitral tribunal having jurisdiction in the matter hereinafter mentioned or by virtue of a written amicable settlement between the parties to the Loan Agreement, in respect of the Loan Agreement and any other agreement arising therefrom or connected therewith, including Borrower's obligation to pay principal, interest and costs (the "SECURED OBLIGATIONS").

2. A judgement as referred to in paragraph 1 will include a judgment by default (VERSTEK VONNIS) rendered against Borrower, provided that such judgment has been sent to AirSensors by registered mail and provided that no appeal has been entered against such judgment within

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        6 weeks after the date of service of the registered letter.

3. In the event that anyone or all of the Media Parties have been declared bankrupt or granted suspension of payment, Holding Co. is entitled to bring legal proceedings against AirSensors in accordance with the terms of the Loan Agreement in order to have the indebtedness of Borrower ascertained by court or arbitration. In that event, AirSensors undertakes to pay Holding Co. the entire indebtedness of Borrower as established by a final and conclusive judgment (in kracht van gewijsde gegane beslissing) rendered in those proceedings.

4. The obligations of AirSensors under the terms and conditions of this Agreement shall remain in force as long as the Secured Obligations have not been fully and finally been met.

5. At all times AirSensors' aggregate liability under this Agreement will be limited to 51% of the amount due under the Term Loan, including any interest or costs..

ARTICLE 3 -  WAIVER BY AIRSENSORS
1. AirSensors waives and renunciates hereby to the benefit of Holding Co. all means of defence, rights and privileges conferred on guarantees, including the right of set-off (VERREKENING), provided for by law be it the laws of the Netherlands or the laws of any other relevant jurisdiction in as far as such a renunciation is allowed by

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        law, including but not limited to the provisions of article 7:855 of the Dutch Civil Code.

2. The obligations of AirSensors shall continue to be in force when Holding Co. renunciates any of its rights towards Borrower or any third persons responsible for any secured obligations debts or when Holding Co., with written permission of AirSensors, comes to terms with Borrower, be it during a bankruptcy or not, or reaches a settlement or an assessment. The same shall apply when Holding Co. grants Borrower a postponement or when Holding Co. grants Borrower more credit or otherwise obtains a larger claim on Borrower.

ARTICLE 4 -  SUBORDINATION
1. All claims which IMPCO or AirSensors may have against Borrower shall be subordinated to all claims of Holding Co. against Borrower. IMPCO and AirSensors shall not demand payment for any of such subordinated claims in case of bankruptcy, (temporal) moratorium (AL DAN NIET VOORLOPIGE SURSEANCE VAN BETALING), winding up, placing under legal restraint (ONDER BEWINDSTELLING), or if a judgement of distress or execution is entered or levied against Borrower as long as Holding Co. still has any claim against Borrower in respect of the Term Loan.

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                                                                     page 5


ARTICLE 5 -  ASSIGNMENT
1. When assigning its claims against Borrower to third parties in accordance with the provisions of the Loan Agreement and provided Air Sensors has given its prior written approval to such assignment, which approval shall not unreasonably be withheld, Holding Co. is entitled to transfer its rights under this Guarantee as well, such to an amount to be determined by Holding Co., whilst the Guarantee remains valid for any other possible secured claim of Holding Co. against Borrower in respect of the Term Loan. The same shall apply in case of subrogation under article 6:150 of the Dutch Civil Code. AirSensors waives its rights under article 6:154 of the Dutch Civil Code.

2. The obligations of AirSensors hereunder shall continue to be in force and effect when Borrower transfers its rights and obligations under the Loan Agreement upon a third party in accordance to article 6:155 or 6:159 of the Dutch Civil Code through debt assignment (SCHULDOVERDRACHT) or contract assignment (CONTRACTOVERNAME), provided the prior written approval of Airsensors to such transfer has been obtained which approval shall not unreasonably be withheld.

ARTICLE 6 - CHANGE IN LEGAL FORM OF BORROWER
1. No change in the legal form of Borrower, be it by amendment of the articles of association or otherwise, in the composition of the board of directors or of the membership or in the name of Borrower shall terminate the obligations of AirSensors hereunder, nor shall its

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                                                                     page 6


        obligations cease to be in force and effect because one or more shares in or the business of Borrower is transferred or new shares are issued. The same shall apply when on the side of Borrower any requirements necessary to commit Borrower according to law, the articles of associations or otherwise, such as but not limited to signature or permission for the Loan Agreement, have not been met. If Borrower merges, the obligations of AirSensors hereunder do not cease.

ARTICLE 7 - INDEPENDENCY
1. This Guarantee is given independently of other securities already granted or to be granted, by Borrower, Media Parties, AirSensors or third parties on behalf of Borrower.

2. Holding Co. shall at all times be entitled to give up existing or future securities. The obligations of AirSensors hereunder shall in such a case continue to be in force and effect.

ARTICLE 8 - BOOK CLAUSE
1. In order to determine the amount and cause of any amount due at any time by AirSensors to Holding Co. pursuant to this Guarantee, the books and accounts of Holding Co. shall be conclusive unless in case of manifest error of calculation.

2. AirSensors shall at no time be entitled to more proof of the amounts due under this Guarantee or under the Loan Agreement than Borrower is entitled to, nor shall AirSensors be entitled to provide proof of the

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                                                                     page 7


        contrary against a writ of execution obtained by Holding Co. against Borrower or against admission of the Secured Obligations by Borrower. AirSensors is familiar with the terms and conditions of the Loan Agreement and submits itselves to said terms and conditions.

ARTICLE 9 - PAYMENT PROVISIONS
1. All payments due by AirSensors to Holding Co. hereunder shall be made to Holding Co. without any set-off or counter-claim and free and clear of any restrictions or conditions and free and clear of any deductions for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholding of any nature now or hereafter imposed by any competent governmental or other authority on Airsensors. If AirSensors is compelled by law to make any such deductions or withholdings, it shall pay such additional amount as to result in the receipt by Holding Co. of the amount which it should have received had no deductions or withholdings been required to be made.

ARTICLE 10 - MISCELLANEOUS
1.      NOTICES
        Unless otherwise provided herein all notices to be given hereunder or in connection herewith shall be given in writing or by telefax confirmed by letter, shall be effective on receipt and shall (unless another address has been specified to the other party by 15 (fifteen) days prior written notice) be sent to the addresses as set out below.

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                                                                     page 8


        if to Holding Co.:               Koningsweg 7
                                         6816 TA  Arnhem
                                         The Netherlands

        if to IMPCO:                     16804 Gridley Place
                                         Cerritos, California
                                         United States of America

        if to AirSensors:                16804 Gridley Place
                                         Cerritos, California
                                         United States of America

2.      SEVERABILITY
        In the case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

3.      NO WAIVER
        No failure to exercise and no delay in exercising, on the part of Holding Co., any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege prelude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies herein provided are cumulative and not exclusive of any right or remedy provided for by law.

4.      GOVERNING LAW
        This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

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5.      JURISDICTION
        Notwithstanding the non-exclusive authority of the President of the District Court of The Hague in summary proceedings any and all disputes arising in connection with this Agreement or agreements resulting therefrom shall be settled, subject to any appeal in accordance with the Rules of the Netherlands. Arbitration Institute (Nederlands Arbitrage Instituut). Any appeal from the arbitral award shall be governed by the same procedural rules as applicable to the arbitral procedure in the first distance. The arbitral panel shall be composed of three arbiters. The place of arbitration shall be Amsterdam. The arbitration shall be conducted in the English language.

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                                                                     page 10



        Thus agreed upon and executed in threefold on October 31, 1995 at Amsterdam.


        On behalf of:
        DEPA HOLDING B.V.                     IMPCO TECHNOLOGIES, INC

        /s/ G.P. Kersten                      /s/ S.A. in `t Veld
        --------------------                  --------------------
        Name: G.P. Kersten                    Name: S.A. in 't Veld
        Its:  Managing Director                     Attorney at proxy


        AIRSENSORS, INC.

        /s/ S.A. in `t Veld
        --------------------
        Name: S.A. in 't Veld
              Attorney at proxy